Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

SPECTRAL CAPITAL Corp

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees Previously Paid	Equity	Common Stock, par value $0.0001 per share	(1)	457(o)		$	$5,750,000.00		$794.10

Total Offering Amounts:							$5,750,000.00		794.10
Total Fees Previously Paid:									794.10
Total Fee Offsets:									0.00
Net Fee Due:									$0.00

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Offering Note(s)

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

Includes the aggregate offering price of up to 166,666 additional shares of Common Stock that the underwriters have the option to purchase to cover over-allotments, if any, assuming a share price of $4.50 per share.